As filed with the Securities and Exchange Commission on April 3, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EATON VANCE CORP.

(Exact Name of Registrant as Specified in its Charter)

Maryland	04-2718215
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Two International Place

Boston, Massachusetts 02110

(617) 482-8260

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Frederick S. Marius

Chief Legal Officer, Vice President and Secretary

Eaton Vance Corp.

Two International Place

Boston, Massachusetts 02110

(617) 482-8260

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Erika L. Robinson Jonathan Wolfman Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Michael J. Schiavone Daniel A. O’Shea O’Melveny & Myers LLP 7 Times Square New York, New York 10036 (212) 326-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes due 2027	(1)	(1)	(1)	(2)

(1)	An indeterminate aggregate principal amount of notes due 2027 is being registered as may be issued at indeterminate prices.
(2)	In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee and will pay the registration fee subsequently in advance or on a “pay as you go” basis.

This preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 3, 2017

PROSPECTUS

EATON VANCE CORP.

$

% Notes due 2027

The     % Notes due 2027 (referred to in this prospectus as the notes) will bear interest at the rate of     % per year. Interest on the notes is payable on                  and                  of each year, beginning on                 , 2017. The notes will mature on                 , 2027.

The notes will be unsecured and unsubordinated obligations of our company and will rank equal in right of payment with all our existing and future unsecured and unsubordinated indebtedness and will be effectively subordinated to any future secured indebtedness to the extent of the assets securing that indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

We may redeem the notes in whole or in part at any time at the applicable redemption price set forth under the caption “Description of the Notes — Optional Redemption of Notes.” If a change of control triggering event as described under the caption “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event” occurs, we may be required to offer to purchase the notes from the holders.

We do not intend to list the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus.

	Per Note		Total
Public Offering Price (1)		%	$
Underwriting Discount		%	$
Proceeds to Eaton Vance Corp. (before expenses)		%	$

(1)	Plus accrued interest from , 2017 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                 , 2017.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Citigroup	Wells Fargo Securities

The date of this prospectus is                 , 2017.

About this Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus and any related free writing prospectus prepared by us, or on our behalf, and to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any free writing prospectus is accurate as of any date other than the date on the front of such document. Our business, financial condition, results of operations and prospects may have changed since that date.

You should read this prospectus, the documents incorporated by reference into this prospectus and the additional information described under “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus before deciding whether to invest in the notes offered by this prospectus.

Forward-Looking Statements

This prospectus and the documents incorporated by reference herein include statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, intentions or strategies regarding the future. All statements, other than statements of historical facts, included in this prospectus and in the documents incorporated by reference herein regarding our financial position, business strategy and other plans and objectives for future operations are forward-looking statements. The terms “may,” “will,” “could,” “anticipate,” “plan,” “continue,” “project,” “intend,” “estimate,” “believe,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Although we believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that they will prove to have been correct or that we will take any actions that may now be planned. Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section beginning on page 8 of this prospectus and in the documents incorporated by reference herein. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Prospectus Summary

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read the entire prospectus, including the information incorporated by reference as described under “Where You Can Find More Information,” before making an investment decision. When used in this prospectus, the terms “we,” “us,” “our,” “the company” and “Eaton Vance” refer to Eaton Vance Corp. and its subsidiaries, unless otherwise specified.

Eaton Vance Corp.

Our principal business is managing investment funds and providing investment management and advisory services to high-net-worth individuals and institutions. Our core strategy is to develop and sustain management expertise across a range of investment disciplines and to offer leading investment products and services through multiple distribution channels. In executing this strategy, we have developed broadly diversified investment management capabilities and a highly functional marketing, distribution and customer service organization. Although we manage and distribute a wide range of investment products and services, we operate in one business segment, namely as an investment adviser to funds and separate accounts.

Through our subsidiaries Eaton Vance Management, Atlanta Capital Management Company, LLC, Calvert Research and Management and other affiliates, we manage active equity, income and alternative strategies across a range of investment styles and asset classes, including U.S. and global equities, floating-rate bank loans, municipal bonds, global income, high-yield and investment grade bonds. Through our subsidiary Parametric Portfolio Associates LLC (“Parametric”), we manage a range of engineered alpha strategies, including systematic equity, systematic alternatives and managed options strategies. Through Parametric, we also provide portfolio implementation and overlay services, including tax-managed and non-tax-managed custom core equity strategies, centralized portfolio management of multi-manager portfolios and customized exposure management services. We also oversee the management of, and distribute, investment funds sub-advised by unaffiliated third-party managers, including global and regional equity and asset allocation strategies. Our breadth of investment management capabilities supports a wide range of products and services offered to fund shareholders, retail managed account investors, institutional investors and high-net-worth clients. Our equity strategies encompass a diversity of investment objectives, risk profiles, income levels and geographic representation. Our income investment strategies cover a broad duration and credit quality range and encompass both taxable and tax-free investments. We also offer a range of alternative investment strategies, including commodity- and currency-based investments and a spectrum of absolute return strategies. As of January 31, 2017, we had $363.7 billion in consolidated assets under management.

We distribute our funds and retail managed accounts principally through financial intermediaries. We have broad market reach, with distribution partners including national and regional broker-dealers, independent broker-dealers, registered investment advisors, banks and insurance companies. We support these distribution partners with a team of approximately 125 sales professionals covering U.S. and international markets.

We also commit significant resources to serving institutional and high-net-worth clients who access investment management services on a direct basis and through investment consultants. Through our wholly owned affiliates and consolidated subsidiaries, we manage investments for a broad range of clients in the institutional and high-net-worth marketplace in the U.S. and internationally, including corporations, sovereign wealth funds, endowments, foundations, family offices and public and private employee retirement plans.

Our non-voting common stock is listed on the New York Stock Exchange under the ticker symbol “EV.” Our principal executive offices are located at Two International Place, Boston, MA 02110, and our telephone number is (617) 482-8260.

The Offering

Issuer	Eaton Vance Corp.

Securities Offered	$ aggregate principal amount of % notes due 2027 (the “notes”).

Interest Rate	% per year.

Interest Payment Dates	and of each year, beginning , 2017.

Maturity	, 2027.

Offer to Repurchase	If we experience a change of control and, in connection therewith, the notes are downgraded below investment grade by S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), we must offer to repurchase all the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but not including, the repurchase date. See “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event.”

Optional Redemption of Notes	At any time, and from time to time, prior to , 2027 (three months before their maturity), we may redeem all or a portion of the notes at a “make-whole” redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the remaining principal and interest payments on the notes being redeemed (assuming that the notes matured on , 2027) discounted to their present value as of the redemption date at the applicable Treasury Rate (as defined herein) plus basis points.

In addition, on and after , 2027 (three months before their maturity), we may redeem all or a portion of the notes from time to time at a redemption price equal to 100% of the notes to be redeemed.

In the case of any optional redemption, we will also pay accrued and unpaid interest, if any, to, but not including, the redemption date. For more detailed information on the calculation of the redemption price, see “Description of the Notes — Optional Redemption of Notes.”

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and will be effectively subordinated to any future secured indebtedness to the extent of the assets securing that indebtedness.

We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. The notes are exclusively our obligations, and are not obligations of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future debt, claims of trade creditors and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, including holders of the notes, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of January 31, 2017, we had $575 million in indebtedness outstanding, none of which is secured, and a total of $300 million of availability under our corporate credit facility, and after giving effect to the issuance of the notes offered hereby and the planned use of the proceeds as described under “Use of Proceeds,” we would have had $                million of indebtedness outstanding. With the exception of intercompany indebtedness, as of January 31, 2017, our subsidiaries had no indebtedness outstanding. See “Capitalization.”

Sinking Fund	None.

Denomination	The notes will be issued in fully registered form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the Notes — Book-Entry System; Delivery and Form.”

Certain Covenants	The indenture pursuant to which the notes will be issued, as supplemented, contains limitations on our ability and the ability of our subsidiaries to pledge voting stock or profit participating equity interests in our subsidiaries to secure other debt without also similarly securing the notes equally and ratably. The indenture also includes requirements that must be met if we consolidate or merge with, or sell all or substantially all of our assets to, another entity. Other than as described above, the provisions of the indenture will not afford holders of the notes protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction that may adversely affect such holders.

Trustee	Wilmington Trust Company.

Further Issuances	From time to time, without the consent of the holders of the notes, we may issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional debt securities having those similar terms, together with the previously issued notes, will constitute a single series of debt securities under the indenture.

Use of Proceeds

We estimate that the net proceeds from the offering of the notes will be approximately $                 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use approximately $                million of the net

proceeds to redeem our 6.50% unsecured senior notes due 2017 that mature on October 2, 2017 (the “2017 notes”) and to pay accrued interest, fees and expenses associated with the redemption. As of March 31, 2017, there was approximately $250 million aggregate principal amount of 2017 notes outstanding. To the extent that the net proceeds are insufficient to fund the redemption of our 2017 notes, we will fund the remaining portion with cash on hand.

We intend to use any remaining net proceeds from this offering for general corporate purposes, which may include working capital, capital expenditures, repurchases of our non-voting common stock, repayment of indebtedness and potential acquisitions.

See “Use of Proceeds.”

Events of Default	The notes contain customary events of default. See “Description of the Notes — Events of Default.”

No Prior Market	The notes will be a new issue of securities with no established trading market. Although the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

No Listing	We do not intend to apply for listing of the notes on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Form	The notes will be book entry only and registered in the name of a nominee of The Depository Trust Company.

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” beginning on page 8 for a description of certain risks that you should consider before investing in the notes.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Ratio of Earnings to Fixed Charges

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended January 31,	Year Ended October 31,
	2017	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges (1)	11.70	11.86	11.33	14.47	10.02	10.17

(1)	These ratios include Eaton Vance and its consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income less equity in earnings of unconsolidated affiliates, less net income attributable to non-controlling and other beneficial interests, plus fixed charges and distributed earnings of unconsolidated affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

Risk Factors

You should carefully consider the following risks relating to the notes and the other specific risks described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2016 and any risk factors set forth in our other filings with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act before making an investment decision. See “Where You Can Find More Information.”

Risks Relating to the Notes

The notes will be structurally subordinated to the debt and other liabilities of our subsidiaries, and will be effectively junior to any future secured indebtedness that we may incur.

We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. The notes are obligations exclusively of Eaton Vance Corp. None of our subsidiaries will guarantee our obligations under, or have any obligation to pay interest due on, the notes. As a result, our debt is structurally subordinated to all existing and future debt, claims of trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. With the exception of intercompany indebtedness, as of January 31, 2017, our subsidiaries had no indebtedness outstanding. However, the indenture governing the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including secured indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness.

Holders of any of our future secured indebtedness will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. If any of our assets are distributed or paid in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness may assert rights against any assets securing such indebtedness in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that ranks equally in right of payment with the notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

We depend upon our subsidiaries to service our debt.

Our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. Our subsidiaries are separate and distinct legal entities. They have no obligation to pay any amounts due under the notes or to provide us with funds for our payment obligations. Payment to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations, as well as any statutory or contractual restrictions, including regulatory capital requirements.

Our indebtedness could adversely affect our financial condition.

Upon successful completion of this offering, we will have a significant amount of indebtedness. As of January 31, 2017, we had $575 million in indebtedness outstanding and a total of $300 million of availability under our corporate credit facility, and after giving effect to the issuance of the notes offered hereby and the planned use of the proceeds as described under “Use of Proceeds,” we would have had $                million of indebtedness outstanding. This indebtedness could limit our ability to obtain additional financing for working capital, capital expenditures, stock repurchases, acquisitions, debt service requirements or other purposes. It may also increase our vulnerability to adverse economic, market and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business operations or to our industry overall, and place us at a disadvantage in relation to our competitors that have lower debt levels. Any or all of the above events and factors could have an adverse effect on our results of operations and financial condition.

The notes will not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact our ability to satisfy our obligations under the notes.

Neither the notes nor the indenture governing the notes will restrict our ability or the ability of our subsidiaries to incur additional debt, repurchase securities, recapitalize, or pay dividends or make distributions to shareholders, or require us to maintain interest coverage or other current ratios.

Although the indenture will contain limited covenants that would restrict our ability and the ability of our subsidiaries to create, incur or assume indebtedness that is secured by the capital stock or certain other equity interests of our subsidiaries, these restrictions only apply to the extent that the aggregate amount of outstanding indebtedness secured by liens (other than certain permitted liens identified in the indenture) exceeds 10% of our consolidated net worth (as defined in the indenture) at the time such lien is created, incurred or assumed. As of January 31, 2017, our consolidated net worth calculated in accordance with the indenture was $743.8 million. As a result, as of such date, we would have been permitted to incur at least $74.3 million of secured debt without being required to equally and ratably secure the notes. Any such secured debt would effectively rank senior to the notes to the extent of the value of the assets providing the security. This covenant will not impose any limitations on our ability, or the ability of our subsidiaries, to create, incur or assume indebtedness that is not secured by the capital stock or certain other equity interests of our subsidiaries.

Other than as described under the caption “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event” below, the provisions of the indenture governing the notes will not afford holders of notes, protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders. In addition, our ability to recapitalize, incur additional debt and take a number of other actions that will not be limited by the terms of the notes or the indenture could have the effect of diminishing our ability to make payments on the notes when due.

There is no public market for the notes and an active trading market may not develop.

The notes constitute a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the notes on any securities exchange or automated dealer quotation system. Although the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. As a result, we can give no assurances concerning the liquidity of any market that may develop for the notes offered hereby, the ability of any investor to sell the notes, or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

The market prices of the notes may be volatile.

The market price of the notes will depend on many factors that may vary over time and some of which are beyond our control, including our financial performance, the amount of indebtedness we and our subsidiaries have outstanding, market interest rates, the market for similar securities, competition and general economic conditions. The capital and credit markets continue to experience volatility and disruption worldwide. As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the prices you paid for them.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

We expect that the notes will be rated by at least one nationally recognized statistical rating organization. Any credit rating assigned to the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. A credit rating is not a recommendation to purchase, sell, or hold the notes. The ratings do not correspond to market price or suitability for a particular investor. There can be no assurance that such credit ratings will remain in effect for any given period of time. In addition, ratings at any time may be lowered, suspended or withdrawn in their entirety by the applicable ratings agencies, if, in such agency’s judgment, circumstances so warrant. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We may not be able to repurchase the notes upon a change of control repurchase event.

Upon the occurrence of a change of control repurchase event, as defined in the indenture that governs the notes, as supplemented, subject to certain conditions, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, if any. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control repurchase event to make required repurchases of notes tendered. The terms of our corporate credit facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the facility at that time and to terminate the facility. Our outstanding senior notes contain a similar repurchase requirement upon a change of control event, and our future debt instruments also may contain restrictions and provisions providing that certain change of control events defined therein will constitute an event of default thereunder entitling lenders to accelerate any indebtedness outstanding under the facility at that time and to terminate the facility. If the holders of the notes exercise their right to require us to repurchase all the notes upon a change of control repurchase event, the financial effect of this repurchase could cause a default under our corporate credit facility and future debt instruments, even if the change of control repurchase event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of our other debt and the notes. See “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event.”

Use of Proceeds

We estimate that the net proceeds from the offering of the notes will be approximately $                 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use approximately $                million of the net proceeds to redeem our 2017 notes that mature on October 2, 2017 and to pay accrued interest, fees and expenses associated with the redemption. As of March 31, 2017, there was approximately $250 million aggregate principal amount of 2017 notes outstanding. To the extent that the net proceeds are insufficient to fund the redemption of our 2017 notes, we will fund the remaining portion with cash on hand.

We intend to use any remaining net proceeds from this offering for general corporate purposes, which may include working capital, capital expenditures, repurchases of our non-voting common stock, repayment of indebtedness and potential acquisitions. Pending final use, we may invest the net proceeds from this offering in short-term, interest-bearing securities.

Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of January 31, 2017 on a historical basis and as adjusted to give effect to the receipt of the estimated net proceeds from the sale of the notes, after deducting the underwriting discount and estimated offering expenses payable by us, and the application of approximately $                million of the net proceeds to redeem the outstanding $250 million aggregate principal amount of our 6.50% unsecured senior notes due 2017 that mature on October 2, 2017 and to pay accrued interest, fees and expenses associated with the redemption. See “Use of Proceeds” in this prospectus. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our unaudited consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarterly period ended on January 31, 2017 filed with the SEC and incorporated by reference in this prospectus.

	As of January 31, 2017
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents(1)	$320,113	$

Total debt:
Debt:
6.50% unsecured senior notes due 2017	$250,000		$—
3.625% unsecured senior notes due 2023(2)	321,946		321,946
Notes offered hereby(3)	—

Total debt	571,946

Temporary equity:
Redeemable non-controlling interests	149,418		149,418

Permanent equity:
Voting common stock, par value $0.00390625 per share:
Authorized, 1,280,000 shares
Issued and outstanding, 442,932 shares	2		2
Non-voting common stock, par value $0.00390625 per share:
Authorized, 190,720,000 shares
Issued and outstanding, 114,770,708 shares	448		448
Additional paid-in capital	2,777		2,777
Notes receivable from stock option exercises	(10,141)		(10,141)
Accumulated other comprehensive loss	(51,455)		(51,455)
Retained earnings	801,451		794,451

Total Eaton Vance Corp. shareholders’ equity	743,082		736,082
Non-redeemable non-controlling interests	740		740

Total permanent equity	743,822		736,822

Total capitalization	$1,465,186	$

(1)	Excludes balances of consolidated investment products.
(2)	Total includes net impact of the debt issuance cost. Principal amount of 3.625% unsecured senior notes due 2023 is $325 million.
(3)	Represents the aggregate principal amount of the notes offered hereby.

Description of the Notes

We will issue $                 aggregate principal amount of     % notes due 2027 (the “notes”) pursuant to the indenture dated as of October 2, 2007 between Wilmington Trust Company, as trustee (the “trustee”), and us, as supplemented by the third supplemental indenture to be dated as of the issue date of the notes (as supplemented, the “indenture”). Set forth below is a description of the specific terms of the notes and a summary of the terms and provisions of the indenture. The summary is not a complete statement of the terms and provisions of the indenture and the notes. In addition to reading the description of notes in this prospectus, you should also read the indenture. The forms of the indenture has been incorporated by reference as an exhibit to the registration statement. The following description of specific terms of the notes is qualified in its entirety by reference to the provisions of the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

When used in this section, the terms “Eaton Vance,” “we,” “our” and “us” refer solely to Eaton Vance Corp. and not to its subsidiaries.

General

The notes will initially be limited to $                million in aggregate principal amount. The notes will be issued in fully registered form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on                 , 2027.

The indenture does not limit the amount of other debt that we may incur. We may, from time to time, without the consent of the holders of the notes, issue other debt securities under the indenture in addition to the $                million aggregate principal amount of the notes. We may also, from time to time, without the consent of the holders of the notes, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional debt securities having those similar terms, together with the previously issued notes, will constitute a single series of debt securities for all purposes under the indenture.

The notes will not be subject to any sinking fund.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any exchange.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and will be effectively subordinated to any future secured indebtedness to the extent of the assets securing that indebtedness.

We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. The notes are exclusively our obligations, and are not obligations of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future debt, claims of trade creditors and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, including holders of the notes, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of January 31, 2017, we had $575 million in indebtedness outstanding, none of which is secured, and a total of $300 million of availability under our corporate credit facility, and after giving effect to the issuance of the notes offered hereby and the planned use of the proceeds as described under “Use of Proceeds,” we would have had $                million of indebtedness outstanding. With the exception of intercompany indebtedness, as of January 31, 2017, our subsidiaries had no indebtedness outstanding.

The notes will not restrict the ability of our subsidiaries to incur additional indebtedness, including secured indebtedness. Therefore, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries.

Interest

The notes will bear interest from                , 2017, at an annual rate of     %. Interest on the notes will be payable semi-annually on                  and                  of each year, beginning on                 , 2017, to the persons in whose names the notes are registered at the close of business on the immediately preceding                  and                 , respectively, subject to certain exceptions. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, date of redemption or the maturity date of the notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. “Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York, The City of Boston or the principal place of business of the paying agent are authorized or required by law or executive order to close.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the notes in full, we will make an offer to each holder of notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the time and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The source of funds that will be required to repurchase notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. The terms of our corporate credit facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the facility at that time and to terminate the facility. See “Notes to Consolidated Financial Statements — Note 11 — Debt” in our Annual Report on Form 10-K, which is incorporated by reference herein, for a general discussion of our corporate credit facility. Our future debt instruments may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase notes upon a change of control repurchase event, the financial effect of this repurchase could cause a default under our future debt instruments, even if the change of control repurchase event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of our other debt and the notes. See “Risk Factors — Risks Relating to the Notes — We may not be able to repurchase the notes upon a change of control repurchase event.”

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the notes:

“Below Investment Grade Rating Event” means the notes are downgraded below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d) and 14(d) of the Exchange Act), other than us or one or more of our Controlled Subsidiaries;

(2)	the adoption of a plan relating to our liquidation or dissolution; or

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (i) the Permitted Holders own less than 50% of our Voting Stock, measured by voting power rather than number of shares, and (ii) any “person” or “group” (as those terms are used in Section 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more of our Voting Stock than the Permitted Holders, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (1) pursuant to such transaction we become a Controlled Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of our Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Controlled Subsidiary” means any subsidiary of Eaton Vance (or a holding company of Eaton Vance, as described in the second paragraph immediately preceding this paragraph), 50% or more of the outstanding equity interests of which are owned by Eaton Vance (or any such holding company) and/or its direct or indirect subsidiaries and of which Eaton Vance (or any such holding company) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB– or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service Inc., or any successor to its rating agency business.

“Our Employees” means, at any time, individuals then devoting substantially all of their business and professional time to our activities or any of our subsidiaries or any such individuals who, within the 270 days prior thereto, have so devoted their professional time and the estates and legal representatives of such individuals.

“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries, (iii) Our Employees, and (iv) a voting trust having a majority of its trustees who are Our Employees and a majority of holders of its trust certificates or holders of uncertificated interests in such voting trust who are Our Employees.

“Rating Agency” means:

(1)	each of Moody’s and S&P; and

(2)	if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor to its rating agency business.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Optional Redemption of Notes

At any time prior to the Par Call Date, we may redeem the notes in whole or in part, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                  basis points, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption.

In addition, on and after the Par Call Date, we may redeem the notes in whole or in part, at our option, from time to time at a redemption price equal to 100% of the notes to be redeemed, plus accrued interest and unpaid interest thereon, if any, to, but not including, the date of redemption.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. On or prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued and unpaid interest, if any, on the notes to be redeemed on such date. If we are redeeming less than all the notes, the trustee must select the notes to be redeemed pro rata, by lot or by such other method as the trustee deems fair and appropriate, subject to the applicable procedures of the depositary.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed (assuming that the notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date obtained by us, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the arithmetic average of those quotations or (C) if we obtain only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Par Call Date” means                , 2027 (three months prior to the maturity of the notes).

“Reference Treasury Dealer” means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, or their respective affiliates that are primary U.S. Government securities dealers, and their respective successors and (ii) three other nationally recognized investment banking firms (or their respective affiliates) that we select in connection with the particular redemption, and their respective successors; provided, however, that if either of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as calculated by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption (assuming that the notes matured on the Par Call Date); provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon for the purpose of this definition will be reduced by the amount of interest accrued thereon, if any, to, but not including, such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The trustee shall not be responsible for calculating any redemption price or verifying such calculations.

Notice of any redemption will be mailed, at least 30 days but not more than 60 days before the redemption date, to each holder of notes. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected pro rata or by lot or by such other method deemed fair and appropriate by the trustee and in all cases subject to the applicable procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Certain Covenants

Limitations on Liens

The indenture will provide that we will not, and will not cause or permit any subsidiary to, create, assume, incur or guarantee any indebtedness for money borrowed that is secured by a pledge, mortgage or other lien on any voting stock or profit participating equity interests of our subsidiaries or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of our subsidiaries, without providing that the notes (together with, if we shall so determine, any other indebtedness of, or guarantee by, us ranking equally with the notes and existing as of the closing of the offering of the notes or thereafter created) are secured equally and ratably with or prior to all other indebtedness secured by such pledge, mortgage or other lien on the voting stock or profit participating equity interests of our subsidiaries. This restriction will not apply to permitted liens, including (a) liens existing at the time an entity becomes a subsidiary of Eaton Vance or is merged into Eaton Vance or a subsidiary of Eaton Vance, (b) statutory liens, liens granted to comply with regulatory requirements, liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (c) liens on any voting stock or profit participating equity interests of any subsidiary of Eaton Vance that is acquired after the date of issuance of the notes to secure or provide for the payment of the purchase price or acquisition cost thereof, (d) liens in favor of Eaton Vance or any subsidiary, (e) liens in existence on the date of issuance of the notes, (f) liens (not otherwise permitted under this covenant) which secure obligations in an aggregate amount at any one time outstanding not exceeding 10% of the Consolidated Net Worth, measured at the time of the creation, incurrence or assumption of any such lien and based upon the Consolidated Net Worth as at the end of the most recently completed fiscal quarter of Eaton Vance for which financial statements are publicly available, and (g) any extension, renewal, substitution, refinancing or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any lien referred to in the foregoing clauses (a), (c) and (e) that is secured by the same collateral that originally secured the lien.

“Consolidated Net Worth” means, at a particular date, all amounts that would be included under stockholders’ equity on a consolidated balance sheet of Eaton Vance and its subsidiaries determined on a consolidated basis in accordance with U.S. generally accepted accounting principles as in effect at such date.

This covenant will not limit our ability or the ability of our subsidiaries to incur indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of our subsidiaries.

Merger, Consolidation or Sale of Assets

The indenture will provide that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us) or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:

•

we are the surviving person (the “Surviving Person”) or the Surviving Person (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America or any state or territory thereof;

•

the Surviving Person (if other than us) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, the notes and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;

•	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and

•

we shall deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with and an opinion of counsel stating that the supplemental indenture, if any, constitutes the legal, valid and binding obligation of the Surviving Person.

For the purposes of this covenant, the sale, transfer, lease, conveyance or other disposition of all the property of one or more of our subsidiaries, which property, if held by us instead of such subsidiaries, would constitute all or substantially all of our property on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our property.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Events of Default

Each of the following constitutes an event of default with respect to the notes:

•	a default in payment of the principal amount, premium, if any, or redemption price with respect to the notes when such amount becomes due and payable;

•	our failure to pay interest (including additional interest, if applicable) on the notes within 30 days of when such amount becomes due and payable;

•

our failure to comply with any of our covenants or agreements in the indenture or the notes (other than a failure that is subject to the foregoing two bullet points) and our failure to cure (or obtain a waiver of) such default and such failure continues for 60 days after written notice is given to us as provided below; and

•	certain events of bankruptcy, insolvency or reorganization affecting us.

In addition, an event of default with respect to the notes shall occur upon a default under any debt for money borrowed by us or any subsidiary that results in the acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $50.0 million or its foreign currency equivalent at the time and such acceleration has not been rescinded or annulled, or debt paid, within 30 days after notice to us by the trustee or holders of 25% or more of the then outstanding notes.

Notwithstanding the foregoing, the indenture provides that the sole remedy for an event of default relating to the failure to comply with the reporting provisions of the indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (which relates to the provision of reports), will for the first 270 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate of 0.05% of the principal amount of the notes. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. The additional interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to but not including the 270th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). Thereafter, such additional interest will cease to accrue and the notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of the holders of notes in the event of the occurrence of any other event of default.

A default under the third bullet point above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

We will deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action we are taking or propose to take with respect thereto.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare, by notice to us in writing (and to the trustee, if given by holders of such notes) specifying the event of default, to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest, if any, to, but not including, the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

In case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

•	such holder has previously given to the trustee written notice of a continuing event of default;

•

the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and offered indemnity to the trustee satisfactory to it to institute such proceeding as trustee; and

•

within 60 days after receipt of the request and offer of indemnity the trustee shall not have received from the registered holders of a majority in aggregate principal amount of notes then outstanding a direction inconsistent with such request and the trustee shall have failed to institute such proceeding with such 60-day period.

However, such limitations do not apply to a suit instituted by a holder of notes for enforcement of payment of the principal of, and premium, if any, or interest on, the notes on or after the due date expressed in the notes.

If a default with respect to the notes occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interest of the holders of the notes.

We are required to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture.

Defeasance and Discharge

We may terminate at any time all our obligations with respect to the notes and the indenture, which we refer to in this prospectus as “legal defeasance,” except for certain obligations, which by their terms survive, including, but not limited to, those respecting the defeasance trust, to replace mutilated, destroyed, lost or stolen the notes and to maintain a registrar and paying agent in respect of the notes. In addition, we may also terminate at any time our obligations with respect to the notes with respect to certain covenants that are described in the indenture, which we refer to in this prospectus as “covenant defeasance,” except for certain covenants, including the covenant to make payments in respect of the principal, premium, if any, and interest on the notes. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute events of default with respect to the notes. We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default specified in the fourth bullet point under “—Events of Default.”

The legal defeasance option or the covenant defeasance option with respect to the notes may be exercised only if:

•

we irrevocably deposit in trust with the trustee money or non-callable U.S. Government obligations or a combination thereof for the payment of principal of, premium, if any, on and interest on the notes to stated maturity or redemption, as the case may be;

•

we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the notes to stated maturity or redemption, as the case may be;

•

123 days pass after the deposit is made and during the 123-day period no default described in the fourth bullet point under “—Events of Default” occurs with respect to us which is continuing at the end of the period;

•

no default or event of default with respect to that the notes has occurred and is continuing on the date of such deposit (other than a default with respect to the notes resulting from borrowing funds for such deposit);

•	such deposit does not constitute a default under any other agreement binding us;

•	we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit does not require registration under the Investment Company Act of 1940;

•	in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that:

•	we have received from, or there has been published by, the IRS a ruling, or

•

since the date of the indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that, and based thereon such opinion of counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

•

in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

•

we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

When (i) we deliver to the trustee all outstanding notes (other than notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding notes have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption, and we irrevocably deposit with the trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon, and if in either case we pay all other sums related to the notes payable under the indenture by us, then the indenture shall, subject to certain surviving provisions, cease to be of further effect as to all outstanding notes. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the notes on our demand accompanied by an officers’ certificate and an opinion of counsel of Eaton Vance.

Modification and Waiver

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes.

No such modification or amendment may, without the consent of each holder of notes affected thereby:

•	make any change to the percentage of principal amount of notes the holders of which must consent to an amendment, modification, supplement or waiver;

•	reduce the rate of or extend the time of payment for interest on the notes;

•	reduce the principal amount or extend the stated maturity of the notes;

•	reduce the redemption price of the notes or add redemption provisions to the notes;

•	make the notes payable in money other than that stated in the indenture or the notes; or

•	impair the right to institute suit for the enforcement of any payment with respect to the notes.

Without the consent of any holder, we and the trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of our obligations under the indenture as permitted thereunder, to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture or to make any other change that does not adversely affect the rights of any holder.

The holders of at least a majority in principal amount of the then outstanding notes may waive compliance by us with certain restrictive provisions of the indenture. The holders of at least a majority in principal amount of the then outstanding notes may waive any past default under the indenture, except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the affected holder of the notes.

Book-Entry System; Delivery and Form

Upon issuance, the notes will be represented by one or more fully registered global securities, each of which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as DTC, and registered in the name of Cede & Co., DTC’s nominee. We will not issue notes in certificated form. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through DTC if they are participants of that system, or, indirectly, through organizations that are participants in that system. Beneficial interests in the global securities will be held in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole but not in part, only to another nominee of DTC or to a successor to DTC or its nominee.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants, which we refer to as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system also is available to others, such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. We refer to those entities as indirect participants.

Purchases of notes under the DTC system must be made by or through direct participants, who receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, who we refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes will be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or another DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the notes to be redeemed.

Neither DTC, Cede & Co. nor any other DTC nominee will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date.

Redemption proceeds, distributions and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the exchange agent on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in street name, and will be the responsibility of such participant and not of DTC or its nominee, us, the trustee or the exchange agent, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the exchange agent. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or the exchange agent. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the affected notes are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository with respect to the notes. In that event, certificates representing the notes will be printed and delivered.

The information in this section concerning DTC has been obtained from sources that we believe to be reliable, but neither we nor the trustee take any responsibility for the accuracy of the information.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Regarding the Trustee

Wilmington Trust Company is acting as trustee under the indenture. Wilmington Trust Company sometimes acts as trustee in connection with other obligations issued by us and our subsidiaries and is currently acting as a trustee in connection with certain debt obligations we previously issued. Wilmington Trust Company and its affiliates have, from time to time, performed and in the future may perform various commercial and investment banking services for us or our subsidiaries in the ordinary course of business, for which they received or will receive customary fees.

Except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Certain ERISA Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should, before authorizing the use of the plan’s assets to purchase notes and after considering the plan’s particular circumstances, determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable laws, rules and regulations, including standards with respect to prudence, diversification, and delegation of control, and the prohibited transaction provisions of ERISA and the Code. Such investors should consult their own advisors in making such determination.

ERISA and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) subject to ERISA, (b) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include “plan assets” under the Plan Asset Regulation (29 C.F.R. Section 2510.3-101), as modified by Section 3(42) of ERISA (each, a “Plan” or an “ERISA Plan”), and (d) persons and entities who have certain specified relationships to such Plans. ERISA and the Code also impose certain duties on any person who is a fiduciary of a Plan. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such a Plan or any authority or control over the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain direct or indirect transactions between a Plan and any person or entity that constitutes a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. We and certain of our subsidiaries may be considered parties in interest or disqualified persons with respect to many Plans. The acquisition and/or holding of a note by a Plan with respect to which we or any of our subsidiaries is considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of a note. These class exemptions include, without limitation, PTCE 90-1 (exempting certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (exempting certain transactions involving bank collective investment funds), PTCE 84-14 (exempting certain transactions effected on behalf of a Plan by a “qualified professional asset manager”), PTCE 95-60 (exempting certain transactions involving insurance company general accounts), and PTCE 96-23 (exempting certain transactions effected on behalf of a Plan by an “in-house asset manager”), although there can be no assurance that any or all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide for certain transactions between a Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the Plan fiduciary has made a determination that there is adequate consideration for the transaction. Furthermore, newly issued class exemptions, such as the “Best Interest Contract Exemption” (PTCE 2016-01), if they become effective, may provide relief for certain transactions involving certain investment advisers who are fiduciaries.

Each of the above-noted exemptions contains conditions and limitations on its application. There can be no assurance that all of the conditions of any such exemptions will be satisfied. Even if the conditions for relief under such exemptions were satisfied, however, there can be no assurance that such exemptions would apply to all of the prohibited transactions that may be deemed to arise in connection with an ERISA Plan’s investment in the notes. If an ERISA Plan engages in a non-exempt prohibited transaction, the transaction may require “correction” and may cause the ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Because of the foregoing, a note cannot be purchased or held by any person investing the assets of any Plan, unless such purchase and holding of a note (i) will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or qualifies for an applicable statutory, class or individual prohibited transaction exemption from such provisions and (ii) will not constitute a violation of any other applicable law, rule or regulation.

Governmental plans, certain church plans and non-U.S. plans, while they may not be subject to Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to similar laws, rules or regulations.

By purchasing and holding the notes, the purchaser and any fiduciary of the purchaser advising its purchase and holding of the notes will be deemed to represent and warrant on each day the purchaser holds the notes that its acquisition, holding and disposition of the notes will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or in a violation of any similar laws), unless an exemption is available and all its conditions have been satisfied.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries and other persons considering acquiring a note on behalf of, or with the assets of, any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any applicable similar law to such investment and whether an exemption would be applicable to the purchase and holding of a note. Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and do not violate the prohibited transaction rules of ERISA, the Code or applicable similar laws. The sale of notes to a Plan is in no respect a representation by us, the underwriters or any other person that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally or any Plan.

Certain Material U.S. Federal Income Tax Considerations

The following is a summary of certain material U.S. federal income tax considerations related to the purchase, ownership and disposition of the notes. This summary is based upon provisions of the Code, the U.S. Treasury Regulations promulgated thereunder (the “U.S. Treasury Regulations”), administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with notes held as capital assets (generally for investment purposes) by a beneficial owner who purchases notes on original issuance at the initial offering price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income tax related to the purchase, ownership and disposition of the notes and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and their members;

•	tax consequences to certain former citizens or residents of the United States;

•	U.S. federal alternative minimum tax consequences, if any;

•	the potential application of the Medicare tax on net investment income;

•	any state, local or non-U.S. tax consequences; and

•	U.S. federal estate or gift taxes, if any.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their own tax advisors.

This summary of material U.S. federal income tax considerations is for general information only and is not tax advice for any particular investor. This summary does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction. If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes, that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership or other pass-through entity) of notes that is not a U.S. holder. Non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local, non-U.S. and any other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payments of interest

It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable U.S. Treasury Regulations). In such case (subject to the discussion below under “Additional payments”), interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. If, however, the issue price of the notes is less than the stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable U.S. Treasury Regulations), a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method (as set forth in the applicable U.S. Treasury Regulations).

Additional payments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. For example, if we are required to repurchase the notes in connection with a Change of Control Repurchase Event as described under the caption “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event,” we must pay a 1% premium. The possibility of such payments may implicate special rules under U.S. Treasury Regulations governing “contingent payment debt instruments.” According to those regulations, the possibility that additional payments will be made will not cause the notes to be contingent payment debt instruments if, as of the date the notes are issued, there is only a remote chance that such payments will be made or certain other exceptions apply. We have determined and intend to take the position (and this discussion assumes) that the notes are not contingent payment debt instruments. Our position is binding on any investor unless the investor discloses its contrary position to the IRS in the manner required by applicable U.S. Treasury Regulations. Our position is not, however, binding on the IRS. U.S. holders should consult their tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. If any additional payments are in fact made, U.S. holders generally will be required to recognize such amounts as taxable income.

Sale, redemption or other taxable disposition of notes

A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in the note. The amount realized will equal the amount of cash and the fair market value of any property received in exchange for the note (other than amounts attributable to accrued but unpaid interest, which amounts will be taxable as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income). A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will generally be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally is subject to U.S. federal income tax at a lower rate than short-term capital gain, which is taxed at ordinary income rates. A U.S. holder’s ability to deduct capital losses is subject to significant limitations under the Code.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding at the applicable rate (currently 28%) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of its exempt status (generally by providing an IRS Form W-9 or an approved substitute), or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Payments of interest

In general, payments of interest on the notes to a non-U.S. holder will be considered “portfolio interest” and, subject to the discussions below of income effectively connected with a U.S. trade or business, backup withholding, and FATCA (as defined below), will not be subject to U.S. federal income or withholding tax, provided that:

•

the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

(a) the non-U.S. holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or W-8BEN-E or other applicable form) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and includable in the non-U.S. holder’s gross income.

If (i) a non-U.S. holder is engaged in a trade or business in the United States, (ii) interest on the notes is effectively connected with the conduct of that trade or business and (iii) if required by an applicable income tax treaty, such interest is attributable to a U.S. permanent establishment or fixed base, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale, redemption or other taxable disposition of notes

Subject to the discussions below of backup withholding and FATCA, gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a note will not be subject to U.S. income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, or other taxable disposition of the notes, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax (or a lesser rate under an applicable income tax treaty) on the gain derived from the sale, redemption, or other taxable disposition, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States.

Information reporting and backup withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided that the certification described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of interest” has been received and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient. However, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding at the applicable rate with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished timely to the IRS. The backup withholding and information reporting rules are complex, and non-U.S. holders are urged to consult their own tax advisors regarding application of these rules to their particular circumstances.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally will impose a 30% withholding tax on payments of interest on the notes and, after December 31, 2018, on payments of gross proceeds from the sale or other disposition of the notes (including settlement of the notes at maturity) if made to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempt from FATCA. If withholding under FATCA is required on any payment related to the notes, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS to obtain the benefit of such exemption (or reduction). Prospective investors are encouraged to consult their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

Underwriting

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith	$
Incorporated
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $775,000 and are payable by us.

New Issue of Notes

The notes will be a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. Although the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about                 , 2017, which will be the fifth business day following the date of this prospectus (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus or the day thereafter will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (A) to (C) above shall result in a requirement for the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the company or the representatives to publish a prospectus for such offer.

For the purpose of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the each Member State.

The above selling restriction is in addition to any other selling restriction set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The notes to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Legal Matters

Certain legal matters regarding the notes will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. Certain legal matters regarding the notes will be passed upon for the underwriters by O’Melveny  & Myers LLP, New York, New York.

Experts

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports thereon, included therein, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the SEC. These reports and other information are available through our website http://www.eatonvance.com as soon as reasonably practicable after such material is electronically filed or furnished with the SEC. Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings. These reports and other information can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement on Form S-3, as permitted by the SEC. Refer to the registration statement on Form S-3, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed (but not information that is furnished) with the SEC subsequent to this prospectus and prior to the termination of this offering will automatically be deemed to update and supersede this information. Any information so modified or superseded shall not be deemed, except to the extent so modified or superseded, to constitute a part of this prospectus. The following documents have been filed by us with the SEC (File No. 001-08100) and are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2016, filed with the SEC on December 21, 2016;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2017, filed with the SEC on March 8, 2017; and

•	Current Reports on Form 8-K filed with the SEC on January 9, 2017, January 12, 2017 and March 31, 2017, and Current Report on Form 8-K/A filed with the SEC on March 31, 2017.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering pursuant to this prospectus are incorporated by reference in this prospectus from the date of filing of the documents, except for information “furnished” under Item 2.02 and Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents and any other documents that are incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to our principal executive office, located at: Eaton Vance Corp., Two International Place, Boston, Massachusetts 02110, (617) 482-8260, Attention: Investor Relations.

$

EATON VANCE CORP.

% Notes due 2027

PROSPECTUS

Joint Book-Running Managers

BofA Merrill Lynch

Morgan Stanley

Citigroup

Wells Fargo Securities

, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses payable by us in connection with the distribution of the securities being registered, other than underwriting discounts and commissions.

SEC registration fees	$	*
Rating agency fees		370,000
Printing and engraving fees		25,000
Accountant’s fees and expenses		100,000
Legal fees and expenses		250,000
Trustee’s fees and expenses		10,000
Miscellaneous expenses		20,000

Total		$775,000

*	Deferred in reliance on Rule 456(b) and 457(r) of the Securities Act.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Maryland General Corporation Law authorizes a Maryland corporation to limit the liability of directors and officers to the corporation or its stockholders for money damages, except: (a) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; (b) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (c) with respect to certain other actions not applicable to the Registrant.

The Maryland General Corporation Law also provides for permissive and mandatory indemnification by a Maryland corporation of its directors and officers that are made party to any proceeding by reason of service in that capacity. Under those provisions, unless limited by the corporation’s charter, indemnification is mandated for the reasonable expenses incurred by a director or officer in connection with such a proceeding if: (a) the director or officer has been successful, on the merits or otherwise, in the defense of the proceeding or in the defense of any claim, issue or matter in the proceeding; or (b) upon application by the officer or director, a court of appropriate jurisdiction determines that such indemnification is appropriate and orders that it be made. Indemnification is permitted for such expenses and for any judgments, penalties, fines or settlements actually incurred by a director or officer in connection with the proceeding unless (a) the corporation’s charter or bylaws, or a resolution of the corporation’s board of directors or a board-approved agreement of the corporation otherwise provides; (b) it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful; or (c) the proceeding is one that was brought by the director or officer against the corporation (other than a proceeding brought to enforce indemnification) unless the corporation’s charter or bylaws, or a resolution of the corporation’s board of directors or a board-approved agreement of the corporation otherwise provides.

The Maryland General Corporation Law also permits a Maryland corporation to advance payments of reasonable expenses incurred by a director or officer in such a proceeding (other than one described in clause

(c) of the preceding sentence) if the corporation has received a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for permissive indemnification has been satisfied and the corporation has received a written undertaking by or on behalf of the director or officer to repay the advanced amount if it is ultimately determined that such standard of conduct has not been met. The Maryland General Corporation Law also permits a Maryland corporation to purchase and maintain insurance on behalf of persons who are or were directors or officers against any liability asserted against or incurred by them arising out of their positions, irrespective of whether the corporation would have the power to indemnify them for such liabilities.

Article NINTH, section (8) of our Articles of Incorporation provides that, to the full extent permitted by the laws of Maryland, we shall indemnify (a) any person that is serving as a director or officer of Eaton Vance Corp., (b) any person that has served as an officer or director of Eaton Vance Corp., and (c) any person who at our request is serving or has served as a director, officer, trustee, partner, employee, agent or other representative of another corporation, joint stock company, syndicate, association, firm, trust, partnership or other entity, against all liabilities and expenses, including without limitation attorneys’ fees and judgments, penalties, fines and amounts paid in settlement, reasonably incurred by such person in connection with any threatened, pending or completed action, suit, or other proceeding, whether civil, criminal, administrative, investigative or legislative, in which such person may be involved or with which such person may be threatened by reason of serving or having served in such position.

Indemnification requires a determination made in accordance with applicable statutory standards by the board of directors or by legal counsel selected by the board of directors or by the holders of not less than a majority of the total number of shares of our Common Stock then outstanding.

Article NINTH, section (8) of our Articles of Incorporation provides that the indemnification right provided therein is not exclusive of and will not otherwise affect any other rights to which such person may be entitled (whether under any law, by-law, agreement, director vote, stockholder vote or otherwise), shall inure to the benefit of such person’s heirs, executors, administrators and personal representatives, and shall continue as to a person who has ceased to serve in such position.

ITEM 16.	EXHIBITS

The exhibits to this registration statement are listed in the Exhibit index, which appears below and is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the applicable registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on April 3, 2017.

EATON VANCE CORP.

By:	/s/ Thomas E. Faust Jr.
Thomas E. Faust Jr.
Chairman, Chief Executive Officer and President

*   *   *   *   *

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant hereby severally constitute and appoint Thomas E. Faust Jr. and Frederick S. Marius, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Thomas E. Faust Jr. Thomas E. Faust Jr.	Chairman, Chief Executive Officer and President	April 3, 2017

/s/ Laurie G. Hylton Laurie G. Hylton	Chief Financial Officer	April 3, 2017

/s/ Julie E. Rozen Julie E. Rozen	Chief Accounting Officer	April 3, 2017

/s/ Ann E. Berman Ann E. Berman	Director	April 3, 2017

/s/ Leo I. Higdon Leo I. Higdon	Director	April 3, 2017

/s/ Brian D. Langstraat Brian D. Langstraat	Director	April 3, 2017

Name	Title	Date

/s/ Dorothy E. Puhy Dorothy E. Puhy	Director	April 3, 2017

/s/ Richard A. Spillane, Jr. Richard A. Spillane, Jr.	Director	April 3, 2017

/s/ Winthrop H. Smith, Jr. Winthrop H. Smith, Jr.	Director	April 3, 2017

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

1.1*	Underwriting Agreement.

3.1	The Company’s Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-3 filed with the SEC on June 14, 2013, File No. 333-189309).

3.2	The Company’s By-Laws, as amended (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 18, 2006, File No. 001-08100).

4.1	Indenture, dated as of October 2, 2007, between the Company and Wilmington Trust Company, as Trustee.

4.2	Form of Third Supplemental Indenture for the Notes (including form of note).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages to this registration statement).

25.1	Statement of Eligibility of Trustee on Form T-1, of Wilmington Trust Company as Trustee under the Indenture.

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference by reference herein.